Exhibit 99.1

From: Michael Capellas
To: All MCI Employees Worldwide
Subject: Bob Blakely

It is with great fondness that I share with you today that Executive Vice President and Chief Financial Officer Bob Blakely will be leaving MCI at the close of our merger with Verizon, to become Chief Financial Officer of Fannie Mae in Washington, D.C.

While it is impossible to highlight all of Bob’s many contributions to our company since he joined MCI in April 2003, he has most certainly played an integral role in the revitalization of this company.

From the re-building of the Finance organization to the financial restructuring itself, from playing a key role in setting the company’s strategic direction to being a trusted leader and mentor to so many employees, Bob is greatly respected inside and outside the company.

With our merger expected to close late this year or early next year, Bob will continue to lead the Finance organization until the customary closing requirements are completed.

Again, we want to thank Bob for his leadership and friendship over the last few years. I speak for the entire management team, the MCI Board of Directors and employees worldwide in expressing our heartfelt congratulations. We wish him every success at Fannie Mae.

Michael